As filed with the Securities and Exchange Commission on May 25, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAFEWAY INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5918 Stoneridge Mall Road Pleasanton, California 94588	94-3019135
(State or Other Jurisdiction of Incorporation or Organization)	(Address, including Zip Code, of Principal Executive Offices)	(I.R.S. Employer Identification No.)

SAFEWAY INC. 2007 EQUITY AND INCENTIVE AWARD PLAN

(Full Title of the Plan)

Robert A. Gordon, Esq.

Senior Vice President and General Counsel

SAFEWAY INC.

5918 Stoneridge Mall Road

Pleasanton, California 94588

(925) 467-3000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Scott R. Haber, Esq.

Latham & Watkins

505 Montgomery Street, Suite 1900

San Francisco, California 94111

(415) 391-0600

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $0.01 par value	28,574,018	$34.25	$978,660,116.50	$30,044.87

(1)	This Registration Statement also covers such indeterminate amount of securities as may be offered or sold pursuant to the terms of the Registrant’s 2007 Equity and Incentive Award Plan to prevent dilution, pursuant to Rule 416(a) under the Securities Act of 1933.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The proposed maximum offering price per share is based on the average ($34.25) of the high ($34.97) and low ($33.53) prices of the Registrant’s Common Stock on May 21, 2007, as quoted on the New York Stock Exchange.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

EXPLANATORY NOTE

The Registrant’s 2007 Equity and Incentive Award Plan (the “2007 Award Plan”) provides that the maximum number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2007 Award Plan is (i) 22,000,0000 shares of Common Stock, plus (ii) 425,982 shares of Common Stock (the “1999 Plan Shares”) that are available for future awards under the Registrant’s 1999 Amended and Restated Equity Participation Plan (the “1999 Plan”) as of the effective date of the 2007 Award Plan. In addition, in the event of any termination, expiration, lapse or forfeiture of any stock option, restricted stock or other stock award granted under the 1999 Plan on or after the date the 2007 Award Plan becomes effective, the number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2007 Award Plan will be increased by one share for each share subject to the prior award that terminates, expires, lapses or is forfeited. In no event, however, may the maximum aggregate number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2007 Award Plan exceed 29,000,000. The Registrant registered 39,000,000 shares of Common Stock, which included the 1999 Plan Shares, for issuance under the 1999 Plan pursuant to two registration statements on Form S-8 filed with the Commission on September 17, 1999 (Registration No. 333-87289) and February 20, 2004 (Registration No. 333-112976). By this Registration Statement and post-effective amendments amending each of the prior registration statements, the 1999 Plan Shares are now reserved for issuance under the 2007 Award Plan. Under this Registration Statement, we are registering an additional 28,574,018 shares of Common Stock, bringing the total number of shares registered for issuance or transfer under the 2007 Award Plan to 29,000,000.

Pursuant to General Instruction E to Form S-8, the contents of the prior registration statements, each as amended by post-effective amendments, are incorporated herein by reference to the extent not modified or superseded hereby or by any subsequently filed document which is incorporated by reference herein or therein.

Item 3.	Incorporation of Documents by Reference.

We incorporate by reference the following documents we filed with the Commission pursuant to Section 13 of the Exchange Act (Commission file number 1-00041):

•	Annual Report on Form 10-K for the fiscal year ended December 30, 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 24, 2007;

•	Current Report on Form 8-K dated May 16, 2007;

•	Definitive proxy statement on Schedule 14A, filed with the Commission on April 4, 2007;

•	Description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on February 20, 1990, including the amendment on Form 8 dated March 26, 1990; and

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All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

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Information that we file later with the Commission will automatically update and supersede this information.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters in connection with the Common Stock that we are offering are being passed upon by Robert A. Gordon, Esq., our General Counsel. Mr. Gordon is also our Senior Vice President and Secretary. Mr. Gordon holds Common Stock and options to purchase Common Stock which in the aggregate constitute less than 1% of our Common Stock.

Item 6.	Indemnification of Directors and Officers.

As permitted by the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation provides that a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation law and Article III, Section 13 of the Registrant’s bylaws, under certain circumstances, provide for the indemnification of the Registrant’s officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Registrant’s bylaws.

In general, any officer, director, employee or agent will be indemnified against expenses, including attorney’s fees, fines, settlements or judgments, which were actually and reasonably incurred, in connection with a legal proceeding, other than one brought by or on behalf of the Registrant, to which he was a party as a result of such relationship, if he acted in good faith, and in a manner he reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action is brought by or on behalf of the Registrant, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the Registrant’s best interests, but no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of Delaware, or the court in which such action was brought, determines upon application that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such Court of Chancery or such other court shall deem proper.

Any indemnification under the previous paragraphs (unless ordered by a court) will be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct set forth above. Such determination will be made (i) by the Registrant’s board of directors by a majority vote of a quorum of directors who were not parties to such actions, (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent that a director, officer, employee or agent of the Registrant is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, he will be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith.

Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Registrant as authorized by the Registrant’s bylaws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Registrant’s board of directors deems appropriate.

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The indemnification and advancement of expenses provided by, or granted pursuant to, Section 13 of the Registrant’s bylaws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. If a claim for indemnification or payment of expenses under Section 13 of the Registrant’s bylaws is not paid in full within ninety (90) days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Registrant has the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

The Registrant’s board of directors may authorize, by a vote of a majority of a quorum of the Registrant’s board of directors, the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of Section 13 of the Registrant’s bylaws. The Registrant’s board of directors may authorize the Registrant to enter into a contract with any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Registrant’s board of directors so determines, greater than those provided for in Section 13 of the Registrant’s bylaws.

The Registrant has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Registrant.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Safeway Inc. 2007 Equity and Incentive Award Plan (incorporated by reference to Exhibit 10(iii).28 to the Registrant’s Current Report on Form 8-K dated May 16, 2007).

4.2	Form of Stock Option Grant Notice and Stock Option Agreement under the Safeway Inc. 2007 Equity and Incentive Award Plan (incorporated by reference to Exhibit 10(iii).29 to the Registrant’s Current Report on Form 8-K dated May 16, 2007).

4.3	Form of Stock Option Grant Notice (Automatic) and Stock Option Agreement (Automatic) under the Safeway Inc. 2007 Equity and Incentive Award Plan (incorporated by reference to Exhibit 10(iii).30 to the Registrant’s Current Report on Form 8-K dated May 16, 2007).

4.4	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the Safeway Inc. 2007 Equity and Incentive Award Plan (incorporated by reference to Exhibit 10(iii).31 to the Registrant’s Current Report on Form 8-K dated May 16, 2007).

5.1	Opinion of Robert A. Gordon, Esq., General Counsel, as to the legality of the Common Stock being registered.

23.1	Consent of Robert A. Gordon, Esq. (incorporated in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on the signature page to this Registration Statement).

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Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California on this 25th day of May 2007.

SAFEWAY INC.

By:	/s/ Robert A. Gordon
Robert A. Gordon
Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Robert A. Gordon with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent to act for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 25, 2007.

Signature	Title

/s/ Steven A. Burd	Chairman, President and Chief Executive Officer
Steven A. Burd	(Principal Executive Officer)

/s/ Robert L. Edwards	Executive Vice President and Chief Financial Officer
Robert L. Edwards

/s/ David F. Bond	Senior Vice President, Finance and Control
David F. Bond	(Chief Accounting Officer)

/s/ Paul Hazen	Director
Paul Hazen

/s/ Janet E. Grove	Director
Janet E. Grove

/s/ Mohan Gyani	Director
Mohan Gyani

/s/ Robert I . MacDonnell	Director
Robert I. MacDonnell

/s/ Douglas J. Mackenzie	Director
Douglas J. Mackenzie

/s/ Rebecca A. Stirn	Director
Rebecca A. Stirn

/s/ William Y. Tauscher	Director
William Y. Tauscher

/s/ Raymond G. Viault	Director
Raymond G. Viault

INDEX TO EXHIBITS

4.1	Safeway Inc. 2007 Equity and Incentive Award Plan (incorporated by reference to Exhibit 10(iii).28 to the Registrant’s Current Report on Form 8-K dated May 16, 2007).

4.2	Form of Stock Option Grant Notice and Stock Option Agreement under the Safeway Inc. 2007 Equity and Incentive Award Plan (incorporated by reference to Exhibit 10(iii).29 to the Registrant’s Current Report on Form 8-K dated May 16, 2007).

4.3	Form of Stock Option Grant Notice (Automatic) and Stock Option Agreement (Automatic) under the Safeway Inc. 2007 Equity and Incentive Award Plan (incorporated by reference to Exhibit 10(iii).30 to the Registrant’s Current Report on Form 8-K dated May 16, 2007).

4.4	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the Safeway Inc. 2007 Equity and Incentive Award Plan (incorporated by reference to Exhibit 10(iii).31 to the Registrant’s Current Report on Form 8-K dated May 16, 2007).

5.1	Opinion of Robert A. Gordon, Esq., General Counsel, as to the legality of the Common Stock being registered.

23.1	Consent of Robert A. Gordon, Esq. (incorporated in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on the signature page to this Registration Statement).